SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C.  20549



                                      FORM 8-K


                                   CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                     April 26, 2000




                                   Mallinckrodt Inc.
               (Exact name of registrant as specified in its charter)




          New York                1-483             36-1263901
(State or other jurisdiction     (Commission      (I.R.S. Employer
   of incorporation)              File Number)     Identification No.)



675 McDonnell Boulevard, St. Louis, MO                       63134
(Address of principal executive offices)                  (ZIP Code)


Registrant's telephone number,                         (314) 654-2000
    including area code

Item 5.  Other Events
A press release was issued April 26, 2000. The relevant portion of the text of that release was as follows:

MALLINCKRODT DIRECTORS APPOINT NEW BOARD MEMBER

ST. LOUIS, MO. - April 26, 2000 - Mallinckrodt Inc. (NYSE:MKG) said today that Barry W. Wilson, Medtronic, Inc. senior vice president and president, Europe, Middle East and Africa, will join its Board of Directors, effective June 20, 2000. His nomination to a full three-year term to the Mallinckrodt Board will be submitted to shareholders at the company's annual meeting in October.

"Barry Wilson is a proven and respected international executive who will bring outstanding medical products expertise to our highly skilled and dedicated Board," said C. Ray Holman, Mallinckrodt Chairman and Chief Executive Officer. "During his 33-year career in the healthcare industry, he has had marketing, operations, business development, product registration and general management responsibilities spanning the globe. We are extremely pleased and fortunate to have Barry join our Board."

Mr. Wilson, now based in Switzerland, was recruited by Medtronic in 1995 to build the company's therapeutical medical technology business in Europe. Today, under his leadership as president of Europe, Middle East and Africa, the business is $1 billion in sales and has 4,000 employees.

Prior to joining Medtronic, he spent two years as president of Lederle International, a division of American Cyanamid. While there, he assisted Wyeth International in post-acquisition integration after American Home products bought American Cyanamid.

Wilson began his career with Pfizer, Inc. in 1967, and until 1980 held a number of senior positions in marketing and brand and product management in South Africa, Belgium, Germany, Hong Kong, Japan and Korea.

In 1980, he joined Squibb Pacific in Hong Kong as vice president and held a number of top management positions both in the United States and internationally before being named president of Bristol-Myers Squibb Intercontinental in 1989, after Squibb and Bristol-Myers merged. He was named president of Bristol-Myers Squibb Europe in 1991.

Wilson, 55, is a native of England. He holds B.A. and M.A. degrees from Cambridge University and received an M.B.A. in marketing from The Wharton School, University of Pennsylvania, in 1967.

Mallinckrodt Inc. is a global manufacturer and marketer of specialty medical products designed to sustain breathing, diagnose disease and relieve pain. Named one of America's most admired medical products and equipment companies by Fortune magazine, Mallinckrodt does business in more than 100 countries. In fiscal 1999, combined net sales were $2.6 billion for Mallinckrodt's respiratory, imaging and pharmaceutical product lines.


Mallinckrodt Inc.

/s/ Roger A. Keller
--------------------
ROGER A. KELLER
Vice President, Secretary
and General Counsel

DATE: June 21, 2000